Exhibit 23.1                                Consent of Madsen & Associates, CPA’s Inc., Certified Public Accountants

MADSEN & ASSOCIATES CPA’S INC.	684 East Vine Street, #3
Certified Public Accountants and Business Consultants	Salt Lake City, Utah, 84102
Telephone: 801-268-2632
Fax: 801-262-3937

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated January 16, 2009, accompanying the audit financial statements of Canterbury Resources, Inc. at December 31, 2008 and the related statements of operations, stockholders’ equity and cash flows for the period September 2, 2008 (date of inception) to December 31, 2008 and hereby consent to the incorporation by reference to such report in a Registration Statement S-1.

March 17, 2009                                                                           MADSEN & ASSOCIATES, CPA’s INC.

            Madsen & Associates CPA’s Inc.